SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                           FORM 8-K

                        CURRENT REPORT
            Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

Date  of  Report  (Date  of earliest event reported) July 21, 1997


                  TRICO MARINE SERVICES, INC.
    (Exact name of registrant as specified in its charter)


  Delaware                   0-28316                   72-1252405
(State or other      (Commission File Number)        (IRS Employer
jurisdiction of                                   Identification No.)
incorporation)

   250 North American Court, Houma, Louisiana            70363
    (Address of principal executive offices)          (Zip Code)



                         (504) 851-3833
     (Registrant's telephone number, including area code)


             610 Palm Street, Houma, Louisiana  70364
  (Former name or former address, if changed since last report.)



Items 2 and 5. Acquisition  or  Disposition  of  Assets;  Other
Events

     On July 21, 1997, Trico Marine Services, Inc. (the "Company"), completed the acquisition of eleven supply vessels for an aggregate of $62.0 million in cash. The Company will purchase a 225-foot supply vessel, which is in the final stages of a major upgrade by its current owner, for $7.0 million when the upgrade is completed to complete this acquisition. There are no material relationships between the seller or any of its affiliates and the Company or any of the Company's affiliates, directors, officers or associates of any of the foregoing.

     The eleven supply vessels acquired include two 205-foot supply boats, three 190-foot supply boats and six 180-foot supply boats. The Company did not acquire any of the customers, contracts, charters or routes historically associated with these vessels as part of the acquisition. The Company took possession of the acquired vessels without their being subject to any contracts that were related to the historical revenue or cost associated with the vessels. These vessels have been marketed by the Company's sales force on a similar basis as the other vessels in the Company's fleet and on charter terms currently prevailing. The vessels have been remarketed under charter terms customary in the industry that provide for cancellation on short notice. Due to the lack of continuity between the historical management of the vessels and their management and control by the Company, management believes that the historical results of operations of the vessels do not reflect the future prospects of the vessels under the Company's management and that such information would not be relevant to investors. As a result of this acquisition and several other acquisitions completed by the Company in fiscal 1997, the Company expects its revenues to be significantly higher in future periods than in prior periods.

     On July 21, 1997, the Company completed the private placement of $110,000,000 of the Company's 8 1/2% Series A Senior
Notes  due  2005 (the "Notes").   The  Notes  are  jointly  and
severally  guaranteed  by  the  Company's  principal  operating
subsidiaries.   The Company received net proceeds from the sale
of the Notes of approximately $106.1 million. The Company used $62.0 million of the net proceeds from the offering to finance the acquisition of the eleven supply boats, $37.1 million to
repay  outstanding  indebtedness under  the    Company's  $65.0
million revolving credit facility, and intends to use the remaining $7.0 million to fund the acquisition of the remaining 225-foot supply vessel.

     The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States
absent  registration  or  an   applicable  exemption  from  the
registration requirements thereunder. The holders of the Notes are entitled to certain registration rights, pursuant to a registration rights agreement which provides that the Company will (a) within 60 days, file a registration statement with the Securities and Exchange Commission (the "Commission") with respect to an offer to exchange (the "Exchange Offer") the Notes for the Company's 8 1/2% Series B Senior Notes due 2005, which will have terms identical in all material respects to the Notes, and (b) use its best efforts to cause the registration
statement to be declared  effective  within  120  days.   Under
certain   circumstances,    the  Company  will  file  with  the
Commission a shelf registration statement to cover resales of the Series B Senior Notes by holders thereof.

Item 7.   Financial Statements and Exhibits.

     (a) No financial statements are filed with this report, as the acquired vessels do not constitute a business within the meaning of Rule 11-01 of Regulation S-X.

     (b)  Exhibits

           3.1 Amended and Restated Certificate of Incorporation of the Company.

           3.2 Bylaws of the Company, as amended.

           4.1 Indenture dated July 21, 1997.

           4.2 Form of Note.

          10.1 Vessel  Purchase Agreement dated as of June  18,
               1997.

          10.2 Amendment  No.  5  to  the  Company's  Revolving
               Credit Agreement dated July 16, 1997.

          10.3 Registration  Rights  Agreement dated July  21,
               1997.

                            SIGNATURES

     Pursuant  to the requirements of the  Securities  Exchange
Act of 1934, the  Company  has  duly  caused  this report to be
signed   on  its  behalf  by  the  undersigned  hereunto   duly
authorized.

                              TRICO MARINE SERVICES, INC.


                              By: /s/ Victor M. Perez
                                 ------------------------------
                                          Victor M. Perez
                              Vice  President, Chief Financial Officer
                                           and Treasurer

Dated: July 31, 1997

                            EXHIBIT INDEX

                                                   Sequentially
Exhibit No.    Description                           Numbered
                                                       Pages
-----------    -----------                         ------------
 3.1           Amended and Restated Certificate
               of Incorporation of the Company.

 3.2           Bylaws of the Company, as amended.

 4.1           Indenture dated July 21, 1997.

 4.2           Form of Note.

10.1           Vessel  Purchase  Agreement dated
               as of June 18, 1997.

10.2           Amendment No. 5 to  the Company's
               Revolving Credit Agreement  dated
               July 16, 1997.

10.3           Registration   Rights   Agreement
               dated July 21, 1996.